As filed with the Securities and Exchange Commission on September 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1887078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address of Principal Executive Offices) (Zip Code)

CYTODYN INC. AMENDED AND RESTATED

2012 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Arian Colachis

General Counsel

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Telephone: (360) 980-8524

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	25,000,000	$3.17	$79,250,000	$10,286.65

(1)

This represents the new shares of common stock, par value $0.001 per share (“Common Stock”) which may be issued under the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan, as amended (the “A&R 2012 Plan”).

(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may be required pursuant to the 2012 Plan in the event of stock splits, stock dividends, antidilution provisions, and similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based on the average of the $3.23 (high) and $3.10 (low) sales price on the OTCQB of the OTC Markets on September 29, 2020, which is within five business days prior to the date of this registration statement. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to the 25,000,000 additional securities registered under the A&R 2012 Plan hereunder.

EXPLANATORY NOTE

On February 27, 2013, CytoDyn Inc. (the “Company”) filed a Registration Statement on Form S- 8 (File No. 333-186920) with the Securities and Exchange Commission (the “SEC”) to register 3,000,000 shares of its common stock, no par value per share (the “Original Registration Statement”) to be issued under the CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”).

On February 27, 2015 the Company’s stockholders approved an increase in the number of shares of Common Stock available under the 2012 Plan from 3,000,000 to 5,000,000.

On September 8, 2015, the Company filed a Post-Effective Amendment to the Original Registration Statement to deregister the shares registered thereunder that remained unsold in connection with the Company’s reincorporation into the State of Delaware, and simultaneously filed a new, currently effective Registration Statement on Form S-8 (File No. 333-206813) to register 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), to be issued pursuant to the 2012 Plan (the “Second Registration Statement”).

On March 18, 2016, the Company’s stockholders approved an increase in the number of shares of Common Stock available under the 2012 Plan from 5,000,000 to 7,000,000. On August 24, 2017, the Company’s stockholders approved another amendment to the 2012 Plan to increase the number of shares of Common Stock available from 7,000,000 to 15,000,000.

On March 23, 2018, the Company filed a new Registration Statement on Form S-8 (File No. 333- 223884) to register 10,000,000 additional shares of Common Stock to be issued pursuant to the 2012 Plan (the “Third Registration Statement”).

Effective November 16, 2018, the Company implemented a holding company reorganization, as a result of which, the Company became the successor issuer and reporting company to the former CytoDyn Inc. (now the Company’s wholly owned subsidiary, CytoDyn Operations Inc.). On November 20, 2018, the Company simultaneously filed Post-Effective Amendments to the Second Registration Statement and to the Third Registration Statement to adopt, as a successor issuer, the Second Registration Statement and the Third Registration Statement.

On May 22, 2019, the Company’s stockholders approved an increase in the number of shares of Common Stock available under the 2012 Plan from 15,000,000 to 25,000,000.

On March 30, 2020, the Company filed a new Registration Statement on Form S-8 (File No. 333-237490 ) to register 10,000,000 additional shares of Common Stock to be issued pursuant to the 2012 Plan (the “Fourth Registration Statement”).

On September 30, 2020, the stockholders of the Company approved the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “A&R 2012 Plan”) which, among other things, increased the number of shares of Common Stock of the Company authorized for issuance under the A&R 2012 Plan by 25,000,000 shares (the “New Shares”). The maximum number of shares of Common Stock available for issuance under the A&R 2012 Plan, subject to adjustment pursuant to the terms of the A&R 2012 Plan, is now 50,000,000 shares.

The Company is filing this current Registration Statement on Form S-8 (the “New Registration Statement”) for the purpose of registering an additional 25,000,000 shares of Common Stock, par value $0.001 per share, to be issued under the A&R 2012 Plan, pursuant to General Instruction E on Form S-8 (Registration of Additional Securities). Following the filing of the New Registration Statement, there will be an aggregate of 50,000,000 shares of Common Stock registered to be issued under the A&R 2012 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Second Registration Statement (File No. 333-206813), the Third Registration Statement (File No. 333-223884) and the Fourth Registration Statement (File No. 333-237490) are hereby incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•	Our Annual Report on Form 10-K (the “10-K”) for the fiscal year ended May 31, 2020, filed with the SEC on August 14, 2020;

•

Our Current Reports on Form 8-K filed with the SEC on June 2, 2020, June 19, 2020, July  8, 2020, July 24, 2020, July  31, 2020, August 18, 2020, September 30, 2020, and on Form 8-K/A filed on June 2, 2020; and

•

The description of our common stock contained in our Registration Statement on Form 10-SB, filed on July  11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015 and Exhibit 4.1 to the 10-K).

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5.1 to this Registration Statement, is rendered by Arian Colachis, Vice President, Secretary and General Counsel of the Company. Ms. Colachis is compensated by the Company as an employee, and owns or has rights to acquire 420,000 shares of the Company’s outstanding Common Stock.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Counsel.*

23.1	Consent of Warren Averett LLC, Independent Registered Public Accounting Firm of CytoDyn Inc.*

23.2	Consent of Counsel (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (contained on signature page to this registration statement on Form S- 8).*

99.1	CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (incorporated by reference to Appendix A to the Schedule 14A filed by CytoDyn Inc. on September 1, 2020.)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on September 30, 2020.

CYTODYN INC.

By:	/s/ Nader Z. Pourhassan, Ph.D.
Nader Z. Pourhassan, Ph.D.
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nader Z. Pourhassan and Michael D. Mulholland, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nader Z. Pourhassan, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2020
Nader Z. Pourhassan, Ph.D.

/s/ Michael D. Mulholland	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2020
Michael D. Mulholland

/s/ Scott A. Kelly, M.D.	Director	September 30, 2020
Scott A. Kelly, M.D.

/s/ Jordan G. Naydenov	Director	September 30, 2020
Jordan G. Naydenov

/s/ Alan P. Timmins	Director	September 30, 2020
Alan P. Timmins

/s/ Samir R. Patel, M.D	Director	September 30, 2020
Samir R. Patel, M.D